Exhibit 99.1

Wabtec Reports First Quarter 2020 Results

•	First Quarter Reported GAAP Earnings Per Share of $0.58; Adjusted EPS of $0.97

•	First Quarter Reported GAAP Income From Operations of $217 Million (11.3% Margin); Adjusted Income From Operations of $303 Million (15.7% Margin)

•	Strong Financial Position with Available Liquidity of About $1.2 Billion at Quarter Close; Additional Actions Post Quarter Further Enhanced Liquidity by $600 Million

•	Multi-Year Backlog of $22 Billion Provides Forward Visibility

Pittsburgh, PA, May 4, 2020 – Wabtec Corporation (NYSE: WAB) today reported first quarter 2020 earnings per diluted share of $0.58 and adjusted earnings per diluted share of $0.97 (on 191.4 million fully diluted shares) versus a loss per diluted share of $0.04 and adjusted earnings per diluted share of $1.21 (on 132.5 million fully diluted shares) a year ago. Total sales were $1.9 billion versus $1.6 billion a year ago.

Rafael Santana, Wabtec’s president and chief executive officer, said: “Wabtec delivered a solid first quarter despite increased headwinds from the COVID-19 pandemic that included operational and supply chain disruptions primarily in India, China and Europe. This is a testament to the perseverance and experience of our employees. Despite the weaker environment in the quarter, we continued to reduce cost, improve operational performance and deliver on our synergy targets. As we continue to navigate today’s rapidly changing environment, we remain committed to improving segment margins, controlling what we can and protecting the health and safety of our workforce, while maintaining our operational capabilities and delivering for customers.

“We are taking swift and prudent actions to reduce cost, manage cash and maintain our strong liquidity position. Even with the uncertain environment, we are committed to delivering on our synergy plans and aligning production capacity to prevailing demand conditions. Additionally, we are taking actions to reduce working capital and to cut non-essential capital spending.

“Through these efforts and other actions, and by leveraging the strength, scale and diversity of our business, we will continue to position Wabtec as an even stronger and more resilient company.”

Business Update

Due to the impacts of the pandemic and the global government actions to contain it, some of Wabtec’s customers have been adversely affected, and certain of our operations and supply chains have, and continue to be, impacted. Rail transportation in North America and other parts of the world has been deemed critical to moving essential goods and commodities. At this time, a majority of Wabtec’s global operations, including those in the United States, continue to operate to support the critical needs of customers. However, Wabtec operations (most notably in China, India, and parts of Europe) were partially or fully impacted due to government issued lockdowns to protect against the spread of the virus.

In accordance with (and in addition to) guidance from both the World Health Organization (WHO) and the U.S. Centers for Disease Control and Prevention (CDC), Wabtec has taken significant proactive measures to protect the health and safety of employees, including temperature screenings, enhanced social distancing, expanded work from home protocols, the implementation of deep cleaning and sanitization efforts, and the distribution of additional personal protective equipment (PPE) where needed.

2020 Guidance Update

Wabtec previously issued 2020 financial guidance, which did not include the impacts of the coronavirus, on February 18, 2020. The situation created by the COVID-19 pandemic is rapidly evolving and there remains a high degree of uncertainty regarding the duration and severity of the pandemic, government actions to contain it and the potential impact on global economic activity, global supply chain operations, and our customers. As a result of this uncertainty, Wabtec is withdrawing its 2020 financial guidance at this time.

Wabtec remains confident in the long-term fundamentals of the company and its ability to navigate the challenging environment ahead. Our strong backlog, recurring service revenues, aftermarket reach, significant installed base, technology differentiation, international footprint and globally diverse business model have positioned the Company to successfully manage market headwinds over the long-term.

Our team is focused on taking the necessary steps in response to the pandemic. We are reducing our controllable costs by delivering on our original synergy targets, continuing to consolidate our operational footprint by an additional 9% in 2020, and lowering fixed costs by driving down SG&A expense. These cost actions, along with working capital management and a more than 40% reduction in capital expenditures this year will improve our liquidity and further strengthen Wabtec’s financial position.

2020 First Quarter Consolidated Results

•

Sales were $1.9 billion versus $1.6 billion in the same period a year ago. The increase compared to the year-ago quarter are primarily due to sales from acquisitions, mainly of GE Transportation, partially offset by lower sales in Freight Components and Equipment, and Transit and unfavorable foreign exchange rates.

•

Income from operations was $217 million (11.3% of sales) and adjusted income from operations was $303 million (15.7% of sales), which were favorably impacted by improvement in Transit operations, offset somewhat by disruption due to the COVID-19 pandemic. Adjusted income from operations excluded pre-tax expenses of $86 million, of which $69 million is for non-cash amortization expense and $17 million is for restructuring and transaction costs (see reconciliation table).

•	Net interest expense was $53 million and other income (expense) was $15M of expense, primarily related to foreign currency exchange losses.

•	The reported and adjusted effective tax rate for the quarter was 25.5%.

•

Earnings per diluted share were $0.58 and adjusted earnings per diluted share were $0.97 (see reconciliation table). Adjusted earnings per diluted share excluded after-tax expenses of $0.39 as follows: $0.27 for non-cash amortization expense; $0.07 for transaction and restructuring; and $0.05 for foreign exchange loss (see reconciliation table).

•

EBITDA, which Wabtec defines as earnings before interest, taxes, depreciation and amortization, was $317 million and adjusted EBITDA was $334 million. Adjusted EBITDA excluded pre-tax expenses of $17 million for transaction and restructuring costs (see reconciliation table).

2020 First Quarter Segment Results

•

Freight segment sales of $1.3 billion increased by 42% from the year-ago quarter or $386 million. The increase was due to sales from acquisitions of $506 million, which was partially offset by an organic decrease of $108 million and unfavorable changes in foreign currency exchange rates of $13 million. Freight segment organic sales were negatively impacted by lower sales in Equipment and Components, offset somewhat by growth in Digital Electronics and Services.

•

Freight segment income from operations of $162 million (or 12.4% of segment sales) increased from the year-ago quarter by $81 million mainly as a result of acquisitions. Freight segment income from operations was reduced by $14 million due to restructuring and transaction expenses noted. Excluding restructuring, transaction and non-cash amortization expense, Freight segment adjusted income from operations as a percent of sales was 18.5%.

•

Transit segment sales of $629 million decreased by 7% from the year-ago quarter or $49 million. Acquisitions of $3 million were more than offset by an organic sales decline of $34 million and unfavorable changes in foreign currency exchange rates of $18 million. Transit segment sales were negatively impacted by COVID-19 disruption on operations and supply chain.

•

Transit segment income from operations of $69 million (or 10.9% of segment sales) increased from the year-ago quarter by $9 million as a result of improved mix and operational efficiencies, offset somewhat by lower volume. Excluding restructuring and non-cash amortization expense of $6 million, Transit segment adjusted income from operations as a percent of sales was 11.9%.

Cash Flow and Liquidity Summary

•

The company used cash for operations of $82 million for the first quarter compared to cash provided by operations of $31 million in the year-ago quarter, with the decrease resulting from current year cash outflows from the GE Transportation transaction and prior year restructuring and litigation charges offset somewhat by higher net income.

•

At March 31, the company had cash and cash equivalents of $616 million and debt of $4.7 billion. At the quarter end, the company’s total available liquidity, which includes $616 million in cash and cash equivalents plus $598 million available under current credit facilities, was $1.2 billion. This amount does not reflect a $600 million 364-day credit facility, which we entered into following the close of the quarter.

Backlog

At March 31, Wabtec’s total, multi-year backlog was $21.5 billion, and its 12-month backlog was $5.6 billion, slightly lower than at December 31, 2019.

Conference Call Information

Wabtec will host a call with analysts and investors at 10 a.m., ET, today. To listen via webcast, go to Wabtec’s new website at www.WabtecCorp.com and click on “Events & Presentations” in the “Investor Relations” section. Also, an audio replay of the call will be available by calling 1-877-344-7529 or 1-412-317-0088 (access code: 10138395).

About Wabtec Corporation

Wabtec Corporation is a leading global provider of equipment, systems, digital solutions and value-added services for freight and transit rail. Drawing on nearly four centuries of collective experience across Wabtec, GE Transportation and Faiveley Transport, the company has unmatched digital expertise, technological innovation, and world-class manufacturing and services, enabling the digital-rail-and-transit ecosystems. Wabtec is focused on performance that drives progress, creating transportation solutions that move and improve the world. The freight portfolio features a comprehensive line of locomotives, software applications and a broad selection of mission-critical controls systems, including Positive Train Control (PTC). The transit portfolio provides highly engineered systems and services to virtually every major rail transit system around the world, supplying an integrated series of components for buses and all train-related market segments that deliver safety, efficiency and passenger comfort.    Along with its industry-leading portfolio of products and solutions for the rail and transit industries, Wabtec is a leader in mining, marine, and industrial solutions. Based in Pittsburgh, PA, Wabtec has approximately 27,000 employees in facilities throughout the world. Visit: www.WabtecCorp.com

Information about non-GAAP Financial Information and Forward-Looking Statements

Wabtec’s earnings release mentions certain non-GAAP financial performance measures, including adjusted gross profit, adjusted operating expenses, adjusted operating margin, EBITDA, adjusted EBITDA, adjusted effective tax rate, adjusted income tax expense, adjusted income from operations, adjusted interest and other expense and adjusted earnings per diluted share. Wabtec defines EBITDA as earnings before interest, taxes, depreciation and amortization. While Wabtec believes these are useful supplemental measures for investors, they are not presented in accordance with GAAP. Investors should not consider non-GAAP measures in isolation or as a substitute for net income, cash flows from operations, or any other items calculated in accordance with GAAP. In addition, the non-GAAP financial measures included in this presentation have inherent material limitations as performance measures because they add back certain expenses incurred by the company to GAAP financial measures, resulting in those expenses not being taken into account in the applicable non-GAAP financial measure. Because not all companies use identical calculations, Wabtec’s presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. Included in this release are reconciliation tables that provide details about how adjusted results relate to GAAP results.

This communication contains “forward-looking” statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995, including statements regarding the acquisition by Wabtec of GE Transportation (the “GE Transportation merger”), statements regarding Wabtec’s expectations about future sales and earnings, and statements about the impact of evolving global conditions on Wabtec’s business. All statements, other than historical facts, including statements regarding synergies from the GE Transportation merger; statements regarding Wabtec’s plans, objectives, expectations and intentions; and statements regarding macro-economic conditions and evolving production and demand conditions; and any assumptions underlying any of the foregoing, are forward-looking statements. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue,” “target” or other similar words or expressions. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, (1) unexpected costs, charges or expenses resulting from the GE Transportation merger; (2) uncertainty of Wabtec’s expected financial performance; (3) failure to realize the anticipated benefits of the GE Transportation merger, including as a result of integrating GE Transportation into Wabtec; (4) Wabtec’s ability to implement its business strategy; (5) difficulties and delays in achieving revenue and cost synergies; (6) inability to retain and hire key personnel; (7) evolving legal, regulatory and tax regimes; (8) changes in general economic and/or industry specific conditions, including the impacts of tax and tariff programs, industry consolidation and changes in the financial condition or operating strategies of our customers; (9) changes in the expected timing of projects; (10) a decrease in freight or passenger rail traffic; (11) an increase in manufacturing costs; (12) actions by third parties, including government agencies; (13) the severity and duration of the evolving COVID-19 pandemic and the resulting impact on the global economy and, in particular, our customers, suppliers and end-markets, and (14) other risk factors as detailed from time to time in Wabtec’s reports filed with the SEC, including Wabtec’s annual report on Form 10-K, periodic quarterly reports on Form 10-Q, periodic current reports on Form 8-K and other documents filed with the SEC. The foregoing list of important factors is not exclusive. Any forward-looking statements speak only as of the date of this communication. Wabtec does not undertake any obligation to update any forward-looking statements, whether as a result of new information or development, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

Wabtec Investor Contact

Kristine Kubacki, CFA / Kristine.Kubacki@wabtec.com / 412-450-2033

Wabtec Media Contact

Deia Campanelli / Deia.Campanelli@wabtec.com / 773-297-0482

Appendix A

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2019

(AMOUNTS IN MILLIONS EXCEPT PER SHARE DATA)

(UNAUDITED)

	For the	For the
	Three Months	Three Months
	2020	2019
Net sales	$1,929.9	$1,593.6
Cost of sales	(1,351.2)	(1,204.6)

Gross profit	578.7	389.0
Gross profit as a % of Net Sales	30.0%	24.4%
Selling, general and administrative expenses	(243.4)	(259.8)
Engineering expenses	(49.0)	(34.5)
Amortization expense	(69.0)	(27.4)

Total operating expenses	(361.4)	(321.7)
Operating expenses as a % of Net Sales	18.7%	20.2%
Income from operations	217.3	67.3
Income from operations as a % of Net Sales	11.3%	4.2%
Interest expense, net	(53.3)	(44.6)
Other income (expense), net	(14.8)	(8.2)

Income from operations before income taxes	149.2	14.5
Income tax expense	(38.0)	(18.5)
Effective tax rate	25.5%	127.6%
Net income (loss)	111.2	(4.0)
Less: Net loss (gain) attributable to noncontrolling interest	0.4	(0.5)

Net income (loss) attributable to Wabtec shareholders	$111.6	$(4.5)

Earnings Per Common Share
Basic
Net income (loss) attributable to Wabtec shareholders	$0.58	$(0.04)

Diluted
Net income (loss) attributable to Wabtec shareholders	$0.58	$(0.04)

Basic	190.8	121.2

Diluted	191.4	121.2

Segment Information
Freight Net Sales	$1,301.0	$915.5
Freight Income from Operations	$161.7	$80.9
Freight Operating Margin	12.4%	8.8%
Transit Net Sales	$628.9	$678.1
Transit Income from Operations	$68.6	$59.9
Transit Operating Margin	10.9%	8.8%

Backlog Information (Note: 12-month is a sub-set of total)	March 31, 2020	December 31, 2019
Freight Total	18,099.6	18,945.3
Transit Total	3,431.3	3,486.4

Wabtec Total	21,530.9	22,431.7
Freight 12-Month	3,819.0	3,911.0
Transit 12-Month	1,801.0	1,692.8

Wabtec 12-Month	5,620.0	5,603.8

Appendix B

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

In millions	March 31, 2020	December 31, 2019
Cash and cash equivalents	$615.9	$604.2
Receivables, net	1,672.0	1,663.9
Inventories	1,785.7	1,773.1
Current assets - other	167.5	150.9

Total current assets	4,241.1	4,192.1
Property, plant and equipment, net	1,623.0	1,655.8
Goodwill	8,273.7	8,360.6
Other intangibles, net	4,010.0	4,104.0
Other long term assets	625.3	631.7

Total assets	$18,773.1	$18,944.2

Current liabilities	$2,981.6	$3,258.0
Long-term debt	4,655.1	4,333.6
Long-term liabilities - other	1,338.7	1,359.0

Total liabilities	8,975.4	8,950.6
Shareholders’ equity	9,761.8	9,956.5
Non-controlling interest	35.9	37.1

Total shareholders’ equity	9,797.7	9,993.6

Total Liabilities and Shareholders’ Equity	$18,773.1	$18,944.2

Appendix C

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended March 31,
In millions	2020	2019
Net cash (used for) provided by operating activities	$(81.9)	$31.3
Net cash used for investing activities	(62.6)	(2,739.6)
Net cash provided by financing activities	183.5	883.0
Effect of changes in currency exchange rates	(27.3)	(4.2)

Increase (decrease) in cash	11.7	(1,829.5)
Cash, cash equivalents, and restricted cash, beginning of period	604.2	2,342.4

Cash and cash equivalents, end of period	$615.9	$512.9

Appendix D

Set forth below is the calculation of the non-GAAP performance measures included in this press release. We believe that these measures provide useful supplemental information to assess our operating performance and to evaluate period-to-period comparisons. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Wabtec’s reported results prepared in accordance with GAAP.

Wabtec Corporation

Reconciliation of Reported Results to Adjusted Results

(in millions)	First Quarter 2020 Actual Results
		Gross	Operating	Income from	Interest &			Noncontrolling	Wabtec
	Net Sales	Profit	Expenses	Operations	Other Exp	Tax	Net Income	Interest	Net Income	EPS
Reported Results	$1,929.9	$578.7	$(361.4)	$217.3	$(68.1)	$(38.0)	$111.2	$0.4	$111.6	$0.58
Restructuring & Transaction costs	—	1.4	15.5	16.9	—	(4.3)	12.6	—	12.6	$0.07
Non-cash Amortization expense	—	—	69.0	69.0	—	(17.6)	51.4	—	51.4	$0.27
Foreign Exchange Loss	—	—	—	—	13.8	(3.5)	10.3	—	10.3	$0.05

Adjusted Results	$1,929.9	$580.1	$(276.9)	$303.2	$(54.3)	$(63.4)	$185.5	$0.4	$185.9	$0.97

Fully Diluted Shares Outstanding										191.4

Wabtec Corporation

Reconciliation of Reported Results to Adjusted Results

(in millions)	First Quarter 2019 Actual Results
		Gross	Operating	Income from	Interest &			Noncontrolling	Wabtec
	Net Sales	Profit	Expenses	Operations	Other Exp	Tax	Net Income	Interest	Net Income	EPS
Reported Results	$1,593.6	$389.0	$(321.7)	$67.3	$(52.8)	$(18.5)	$(4.0)	$(0.5)	$(4.5)	$(0.04)
Restructuring & Transaction costs	—	—	58.7	58.7	14.4	(17.7)	55.4	—	55.4	$0.42
Non-cash Amortization expense	—	—	27.4	27.4	—	(6.6)	20.8	—	20.8	$0.16
One-time PPA	—	80.0	—	80.0	—	(19.4)	60.6	—	60.6	$0.46
Foreign Exchange Loss	—	—	—	—	12.7	(3.1)	9.6	—	9.6	$0.07
Tax on Transaction Costs	—	—	—	—	—	18.0	18.0	—	18.0	$0.14

Adjusted Results	$1,593.6	$469.0	$(235.6)	$233.4	$(25.7)	$(47.3)	$160.4	$(0.5)	$159.9	$1.21

Fully Diluted Shares Outstanding										132.5

Appendix E

Set forth below is the calculation of the non-GAAP performance measures included in this press release. We believe that these measures provide useful supplemental information to assess our operating performance and to evaluate period-to-period comparisons. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Wabtec’s reported results prepared in accordance with GAAP.

Wabtec Corporation
2020 Q1 EBITDA Reconciliation

(in millions)
	Reported Income from Operations	+	Other Income (Expense)	+	Depreciation & Amortization	=	EBITDA	+	Restructuring & Transaction Costs	=	Adjusted EBITDA

Consolidated Q1 Results	$217.3		($14.8)		$114.4		$316.9		$16.9		$333.8

Wabtec Corporation
2019 Q1 EBITDA Reconciliation

(in millions)
	Reported Income from Operations	+	Other Income (Expense)	+	Depreciation & Amortization	=	EBITDA	+	Restructuring & Transaction Costs	=	Adjusted EBITDA

Consolidated Q1 Results	$67.3		($8.2)		$54.6		$113.7		$138.7		$252.4